SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report – April 6, 2004

(Date of earliest event reported – April 2, 2004)

Plains All American Pipeline, L.P.

(Name of Registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

333 Clay Street, Suite 1600

Houston, Texas 77002

(713) 646-4100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

On April 1, 2004, Plains All American Pipeline, L.P. (PAA) announced that it had closed the previously announced purchase of Link Energy LLC’s North American crude oil and pipeline operations. On April 2, 2004, the Office of the Attorney General of Texas delivered written notice to Plains All American Pipeline, L.P. that it was investigating the possibility that the acquisition of Link’s assets might reduce competition in one or more markets within the petroleum products industry in the State of Texas.

In connection with the Link purchase, both PAA and Link completed all necessary filings required under the Hart-Scott-Rodino Act, and the required 30-day waiting period expired on March 24, 2004 without any inquiry or request for additional information from the U.S. Department of Justice or the Federal Trade Commission. Representatives from the Antitrust and Civil Medicaid Fraud Division of the Office of the Attorney General of Texas indicated their investigation was prompted by complaints received from allegedly interested industry parties regarding the potential impact on competition in the Permian Basin area of West Texas. PAA understands that similar complaints may have been received by federal antitrust authorities. PAA anticipates that, consistent with federal-state protocols for conducting joint merger investigations, appropriate federal and state antitrust authorities will be coordinating their activities. PAA is cooperating fully with the antitrust enforcement authorities.

In a conference call with the financial community held on Wednesday, March 31, 2004, the Partnership had noted that Link’s first-purchaser activities in the Permian Basin had been significantly reduced over the past several years and represented less than 100 barrels per day during the month of February 2004. In addition, PAA also noted that substantially all of PAA’s and Link’s pipeline and gathering systems located in West Texas are regulated, common-carrier pipelines which provide transportation services to third parties at published tariff rates on a non-discriminatory basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2004	PLAINS ALL AMERICAN PIPELINE, L.P. By: Plains AAP, L.P., its general partner By: Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore

	Name:	Tim Moore
	Title:	Vice President